Exhibit 10.37
First Amendment to the
FOSTER WHEELER LTD.
Omnibus Incentive Plan
(Effective May 9, 2006)
     The Foster Wheeler Ltd. Omnibus Incentive Plan (the “Plan”) is hereby amended as follows, pursuant to resolutions adopted by the Board of Directors and its Compensation Committee at their meetings held on May 5-6, 2008:
1.	Section 2(k) is replaced in its entirety with the following language:

“‘Change-in-Control Price’ means the closing price of a Share on the last trading day before the Change in Control occurs.”

2.	Section 2(tt) is replaced in its entirety with the following language:

“‘Resignation for Good Reason’ means, unless otherwise specified in an applicable employment agreement between the Company and a Participant (for the avoidance of doubt, employment agreements entered into with Affiliates or Subsidiaries of the Company shall not be deemed to be employment agreements with the Company), a material negative change in the employment relationship without the Participant’s consent; provided (a) the Participant notifies the Company of the material negative change within ninety (90) days of the occurrence of such change, (b) the material negative change is not cured by the Company within thirty (30) days after receiving notice from the Participant, and (c) the material negative change is evidenced by any of the following:
(i)	material diminution in title, duties, responsibilities or authority;

(ii)	reduction of base salary and benefits except for across-the-board changes for Employees at the Participant’s level;

(iii)	exclusion from executive benefit/compensation plans;

(iv)	relocation of the Participant’s principal business location by the Participant’s employer (the Company, Affiliate, or Subsidiary, as the case maybe be) of greater than fifty (50) miles;

(v)	material breach of the Participant’s employment agreement with the Company, Affiliate or Subsidiary, as the case may be; or

(vi)	resignation in compliance with securities/corporate governance applicable law (such as the US Sarbanes-Oxley Act) or rules of professional conduct specifically applicable to such Participant.”
3.	The following new sentence is added to the end of the first paragraph in Article 15:

“Notwithstanding the foregoing, no dividend equivalent described in this Article 15 which is conditioned on exercise of a Nonqualified Stock Option or a Stock Appreciation Right may be provided under this Plan.”

4.	The following new sentence is added to the end of Section 18.2:

“In each case where payment is required under this Section 18.2, such payment shall be made no later than ten (10) business days after the consummation of such Change in Control.”

5.	Section 19.4 is replaced in its entirety with the following language:

“19.4 Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, each Participant agrees to any amendment made pursuant to this Section 19.4 to any Award granted under the Plan without further consideration or action.”

6.	Section 22.17 is replaced in its entirety with the following language:

“It is the Company’s intent that any Awards granted under this Plan are structured to be exempt from Code Section 409A, or are structured to comply with the requirements of deferred compensation subject to Code Section 409A. To the extent any Award under this Plan constitutes deferred compensation (after taking into account the definition of Resignation for Good Reason as provided in Section 2(tt), and any applicable exemptions from Code Section 409A), and to the extent required by Code Section 409A, no payment will be made to a Participant who is a ‘specified employee’ (as defined by Code Section 409A) until the earlier of: (i) the first day following the sixth month anniversary of the Participant’s ‘separation from service,’ as defined by Code Section 409A, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six month period shall be paid in the aggregate as soon as administratively practicable following the sixth month anniversary of the Participant’s separation from service. For purposes of Code Section 409A, each ‘payment’ (as defined by Code Section 409A) made under this Plan shall be considered a ‘separate payment’ for purposes of Code Section 409A. Notwithstanding the Company’s intentions, if any Award granted under this Plan would be considered deferred compensation as defined under Code Section 409A (after taking into account any applicable exemptions), and if this Plan or the terms of an Award fail to meet the requirements of Code Section 409A with respect to such Award, then such Award shall remain in effect and be subject to taxation in accordance with Code Section 409A. The Company shall have no liability for any tax imposed on a Participant by Code Section 409A, and if any tax is imposed on the Participant, the Participant shall have no recourse against the Company for payment of any such tax.”

7.	The Amendment shall take effect on the date approved by the Board of Directors, i.e., May 6, 2008.
     IN WITNESS WHEREOF, the Company has caused this First Amendment to the Plan to be executed.

FOSTER WHEELER LTD.

By:	/s/ Raymond J. Milchovich
Name:	Raymond J. Milchovich
Title:	Chairman and Chief Executive Officer

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